Exhibit 99.4

RADIANCY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the restated Consolidated Financial Statements and related notes included in Exhibits 99.5 and 99.6 of this Current Report on Form 8-K. The following discussion includes certain forward-looking statements. For a discussion of important factors which could cause actual results to differ materially from the results referred to in the forward-looking statements, see Exhibit 99.3, “Risk Factors”, of this Current Report on Form 8-K.

Introduction, Outlook and Overview of Business Operations

Radiancy believes that the growing aesthetic professional and home use device market offers potential growth opportunities. Radiancy’s goal is to enhance its market position in providing non-invasive treatments to the professional and consumer aesthetic markets. Radiancy believes that everyone is entitled to quality skincare and it is constantly aiming to redefine expectations in order to deliver smart skin solutions to the wide range of consumers and professionals. Radiancy’s strategies to capitalize on these opportunities include:

•	Further penetrate the home use market by continuing to leverage the strength and advantages of its core technologies in its professional systems;

•

Introduce new products and applications based on its LHE® and ThermiconTM technologies; Further penetrate existing markets and enter new geographic markets by improving its marketing in existing markets, optimizing direct to consumer campaigns, seeking distributors in distant markets and customization of campaigns to geographical markets;

•	Expand direct sales and marketing efforts by targeting key territories and expanding its use of successful direct to consumer marketing tools in the professional segment; and

•	Capitalize on the consumable based revenue model by generating revenues from consumable components in the entire line of consumer and professional products.

For financial reporting purposes, Radiancy views its current business as comprised of two business segments: professional products and consumer products.

Consumer Products

The activities of this segment are focused on the design, development, manufacture and sale of home use products using a variety of non-invasive aesthetic procedures, including hair removal, acne treatment, rejuvenation of the skin’s appearance through the treatment of superficial benign vascular and pigmented lesions, facial muscle toning and psoriasis care.

Radiancy currently sells five consumer products and a skincare line of topical creams and has other consumer products under development. All of its current and anticipated consumer products are based on either the Thermicon™ or LHE® technologies. Each Thermicon™-based system consists of a handheld unit and a consumable head. Each LHE®-based system consists of a handheld unit.

In addition to the no!no! hair removal products (no!no! Hair Removal Classic™ ; no!no! Hair Removal 8800™ and no!no! Plus™.), Radiancy has leveraged the strength of the no!no!® brand for its new products lines targeting acne removal (no!no! Skin™), facial muscle toning (no!no! Face Trainer™) as well as after treatment topicals (no!no! Smooth™ skincare line). No!no! products have been featured in television talk shows, magazines, newspapers and other periodicals as well as online.

Sales Channels

Radiancy’s multi-channel marketing and distribution model consists of television, online, print and radio direct-response advertising, as well as high-end retailers. Radiancy believes that this marketing and distribution model, through which each channel complements and supports the others, provides:

•	greater brand awareness across channels;

•	cost-effective consumer acquisition and education;

•	premium brand building; and

•	improved convenience for consumers.

Direct to Consumer. Radiancy’s direct-to-consumer channel consists of sales generated through infomercials, websites and call centers. Radiancy utilize several forms of advertising to drive Radiancy’s direct-to-consumer sales and brand awareness, including print, online, television and radio.

Retailers and Home Shopping Channels. Radiancy’s retailers and home shopping channels enable it to provide additional points of contact to educate consumers about its solutions, expand its presence beyond its direct to consumer activity, and further strengthen and enhance its brand image.

Distributors. In some territories, Radiancy operates through exclusive distribution agreements with leading distribution companies that are dominant in their respective market and have the ability to promote Radiancy’s products through their existing retail and home shopping networks.

Markets

North America. Radiancy’s consumer distribution segment in North America had sales of approximately $33.8 million for the fiscal year ended December 31, 2010, and $71.8 million for the nine months ended September 30, 2011. Radiancy uses a mix of direct-to-consumer advertising that includes infomercials, commercials, catalog and internet-based marketing campaigns, coupled with select retail resellers, such as Neiman Marcus, Henri Bendel, Planet Beauty and others; home shopping channels such as HSN; and online retailers such as Amazon, Dermadoctor.com and Drugstore.com. Radiancy believes these channels complement each other, as consumers that have seen its direct-to-consumer advertising may purchase at Radiancy’s retailers, and those who have seen Radiancy’s solutions demonstrated at its retailers may purchase solutions through its websites or call centers.

International (excluding North America). In the international consumer segment, sales were approximately $32.8 million for the fiscal year ended December 31, 2010, and $31.5 million for the nine months ended September 30, 2011. Radiancy utilizes various sales and marketing methods including sales by direct-to-consumer, sales to retailers and home shopping channels. Radiancy’s main international markets are Japan, United Kingdom, Germany, Australia, New Zealand, Singapore, Russia, South Africa, various South American countries, the Middle East, Holland, Spain, Portugal, and Israel. While Radiancy’s distribution has become geographically diverse over the past years, its Japanese distributor, Ya-Man, Ltd., accounted for approximately 43% of its 2010 total revenue. At the present time, Radiancy’s international activity is primarily focused on successfully growing its business in the United Kingdom, France, Argentina, Spain, Portugal, and Israel directly to consumers; and Japan, Australia, New Zealand, Singapore, Russia, South Africa, various South American countries and the Middle East via distributors. As a result of a significant revenues increase in all of Radiancy’s sales channels, including sales to Ya-Man, Ltd. in absolute dollars, the proportionate sales to Ya-Man, Ltd decreased and accounted for 23% of Radiancy’s total sales for the nine months ended September 30, 2011.

Professional Products

The activities of this segment are focused on design, development, manufacturing and selling of medical and aesthetic light and heat based products for skin care that are used by physicians, spas and beauty salons.

Radiancy sells a range of professional systems, all based on the proprietary LHE® technology, for hair removal (Mistral™, Kona™ and SpaTouch® Elite), acne treatment ( Mistral™), rejuvenation of the skin’s appearance through the treatment of superficial benign vascular and pigmented lesions and psoriasis care (Mistral™ and FSD). Each of Radiancy’s professional products features a different mix of applications and has different average selling prices, allowing its professional customers to choose which system to purchase based on their modality preferences and practice economics. Each system consists of a base unit, one or two hand pieces or a consumable LUA. These systems enable practitioners to perform different aesthetic procedures using a single base unit. As these professional products require multiple treatments to cause the desired effect, professionals using these products in their practice typically offer their patients treatment packages in order to optimize treatment regimens and achieve targeted efficacy.

Radiancy markets and sells its professional devices to physicians, spas and beauty salons in the United States, Europe, Asia, South America and other major territories which comprise more than 50 countries. The sales split between physicians and beauty salons varies between territories largely due to the different regulatory environments. In the professional market segment, Radiancy employs a combination of direct and indirect sales channels using its sales force in the Unites States through its New York offices and distributors in other territories.

Radiancy provides its distributors with sales and marketing tools and with technical and clinical training. Radiancy’s distributors commit to certain minimum sale amounts in order to retain exclusivity. They are required to attend industry exhibitions and invest in service equipment.

As of September 30, 2011, our sales and marketing personnel consisted of 18 full-time positions directed to sales as follows: 7 in professional products and 11 in consumer products.

Critical Accounting Policies

The discussion and analysis of Radiancy’s financial condition and results of operations in this exhibit are based upon Radiancy’s Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses and disclosures at the date of the financial statements. On an on-going basis, Radiancy evaluates its estimates, including, but not limited to, those related to revenue recognition, accounts receivable, inventories, impairment of property and equipment and of intangibles, and accruals for warranty claims. Radiancy uses authoritative pronouncements, historical experience and other assumptions as the basis for making estimates. Actual results could differ from those estimates. Management believes that the following critical accounting policies affect Radiancy’s more significant judgments and estimates in the preparation of Radiancy’s Consolidated Financial Statements. These critical accounting policies and the significant estimates made in accordance with these policies have been discussed with Radiancy’s Board of Directors.

Revenue Recognition. Revenues from sales of products are recognized when persuasive evidence of an arrangement exists, delivery has occurred, title has passed to the customer, the price to the customer is fixed or determinable and collectability is reasonably assured. Revenues from product sales are recorded net of provisions for estimated chargebacks, rebates, expected returns and cash discounts.

For sales arrangements with multiple deliverables within a single contractually binding arrangement (usually sales of products sold with separately priced extended warranty), each element of the contract is accounted for as a separate unit when it provides the customer value on a stand-alone basis and there is objective evidence of the fair value of the related unit.

With respect to sales arrangements under which the buyer has a right to return the related product, revenue is recognized only if all the following are met: the price is fixed or determinable at the date of sale; the buyer has paid, or is obligated to pay and the obligation is not contingent on resale of the product; the buyer’s obligation would not be changed in the event of theft or physical destruction or damage of the product; the buyer has economic substance; Radiancy does not have significant obligations for future performance to directly bring about resale of the product by the buyer and the amount of future returns can be reasonably estimated.

Deferred revenue includes amounts received with respect to extended warranty and amounts received from customers but not yet recognized as revenues. Revenues with respect to extended warranty are recognized over the duration of warranty period.

Radiancy provides a provision for product returns based on the experience with historical sales returns, in accordance with ASC Topic 605-15 with respect to sales of product when right of return exists (formerly FAS 48). Such allowance for sales returns is presented within the caption, “Accrued and other current liabilities”.

Allowance for Doubtful Accounts. The allowance for doubtful accounts is determined with respect to amounts Radiancy has determined to be doubtful of collection. In determining the allowance for doubtful accounts, Radiancy considers, among other things, its past experience with such customers, factors involving the credit risk of the customers and other available information.

Income taxes. As part of the process of preparing Radiancy’s consolidated financial statements Radiancy is required to estimate its income taxes in each of the jurisdictions in which it operates. This process requires Radiancy to estimate its actual current tax exposure and make an assessment of temporary differences resulting from differing treatment of items, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within its consolidated balance sheet. Radiancy must then assess the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent Radiancy believes that recovery is not likely, Radiancy establishes a valuation allowance. To the extent Radiancy establishes a valuation allowance or increases this allowance in a period, Radiancy must include an expense within the tax provision in the consolidated statement of income. Significant management judgment is required in determining Radiancy’s deferred tax assets and liabilities and any valuation allowance recorded against Radiancy’s net deferred tax assets. In the event that Radiancy generates taxable income in the jurisdictions in which it operates and in which it has net operating loss carry-forwards, Radiancy may be required to adjust our valuation allowance.

Radiancy follows the provisions of ASC Topic 740-10, “Income Taxes” which clarify the accounting for uncertainty in tax positions. ASC Topic 740-10 requires that Radiancy recognizes in its financial statements the impact of a tax position, if that position will more likely than not be sustained upon examination, based on the technical merits of the position, without regard the likelihood that the tax position may be challenged. If an uncertain tax position meets the “more-likely-than-not” threshold, the largest amount of tax benefit that is greater than 50% likely to be recognized upon ultimate settlement with the taxing authority is recorded.

Stock-based compensation. Radinacy accounts for stock based compensation to employees in accordance with “Share-Based Payment” accounting standard. The standard requires estimating the fair value of equity-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in Radiancy’s consolidated income statement.

The fair value of employee stock options is estimated using a Black-Scholes valuation model. Compensation costs are recorded using the graded vesting attribution method over the vesting period, net of estimated forfeitures.

Fair value of financial instruments. The financial instruments of Radiancy consist of mainly non-derivative current assets and liabilities. In view of their nature, the fair value of financial instruments included in the working capital is usually identical or close to their carrying value. The fair value of the amounts funded in insurance policies in respect of employee severance pay is usually identical or close to their carrying value. The fair value of loans received from shareholders and loans granted to related parties is not necessarily identical or close to the carrying amount presented in Radiancy’s balances.

Results of Operations for the Years Ending December 31, 2010, 2009 and 2008

The consolidated financial statements as of December 31, 2010 and 2009 and for the years then ended have been restated for the correction of certain errors. See Note 12 to the consolidated financial statements.

Revenues

The following table illustrates revenues from Radiancy’s two business segments for the periods listed below:

	For the Year Ended December 31, (in thousands of dollars)
	2010 (restated)	2009	2008
Consumer products	$66,655	$11,979	$15,897
Professional products	3,416	4,058	5,640

Total Revenues	$70,071	$16,037	$21,537

Consumer Products Segment

The following table illustrates the key changes in the components of the consumer products segment revenue per sales channel:

Consumer Products Segment by Sales Channel	For the Year Ended December 31, (in thousands of dollars)
	2010 (restated)	2009	2008
Direct to consumer	$29,865	$500	$—
Distributors	31,087	7,134	1,631
Retailers and home shopping channels	5,703	4,345	14,266

Total Consumer Products Revenues	$66,655	$11,979	$15,897

For the year ended December 31, 2010, consumer products revenues were $66.7 million compared to $12.0 million in the year ended December 31, 2009. The increase of 456.4% in the year was mainly due to the following reasons:

•

Direct to Consumer—revenues during the year ended December 31, 2010 were $29.9 million compared to $0.5 million for the year ended December 31, 2009. The increase of 5,873% is due to the successful launch in February 2010 of no!no! 8800 Direct Response activities in North America via infomercial and online campaigns.

•

Distributors—revenues during the year ended December 31, 2010 were $31.0 million compared to $7.1 million for the year ended December 31, 2009. The increase of 335% is mainly due to the increases in sales volumes in Japan.

•

Retailers and Home Shopping Channels—revenues during the year ended December 31, 2010 were $5.7 million compared to $4.3 million for the year ended December 31, 2009. The increase of 31% is mainly due to the increases in sales volumes in the U.S. and the U.K.

For the year ended December 31, 2009, consumer products revenues were $12.0 million compared to $15.9 million in the year ended December 31, 2008. The decrease of 24.6% was mainly due to the economic downturn that has resulted in a decline in overall consumer spending. The results for the various sales channels were as follows:

•

Direct to Consumer—revenues during the year ended December 31, 2009 were $0.5 million compared to nil for the year ended December 31, 2008. The increase is due to the launch of no!no! Classic direct to consumer activities in North America via infomercial and online campaigns.

•

Distributors—revenues during the year ended December 31, 2009 were $7.1 million compared to $1.6 million for the year ended December 31, 2008, an increase of 337%, and was mainly due to significant growth in sales volume of Radiancy’s Japanese distributor.

•

Retailers and Home Shopping Channels—revenues during the year ended December 31, 2009 were $4.3 million compared to $14.3 million for the year ended December 31, 2008. The decrease of 70% was mainly due to the economic downturn that has resulted in a decline in overall consumer spending.

The following table illustrates the key changes mentioned above regarding sales in North America versus International markets:

	For the Year Ended December 31, (in thousands of dollars, except for percentages)
	2010 (restated)	2009	2008
Revenues—North America	$33,823	$2,885	$12,111
Percent increase/(decrease)	1,072.3%	(76.2%)
Revenues— International	32,833	9,094	3,786
Percent increase	261.1%	140.2%

Total Consumer Products Revenues	$66,656	$11,979	$15,897

Professional Products Segment

Professional products segment revenues include revenues derived from the sales of mainly Mistral™, Kona™, FTD™, SpaTouch Elite™ and accessories. All professional devices are sold to physicians, spas and beauty salons.

For the year ended December 31, 2010, professional products revenues were $3.4 million compared to $4.1 million in the year ended December 31, 2009. The decrease of 15.8% in the year was primarily due to a decline in number of units sold due to lack of access by customers to credit and financing plans.

For the year ended December 31, 2009, professional products revenues were $4.1 million compared to $5.6 million in the year ended December 31, 2008. The decrease of 28% in the year was mainly due to a decline in the number of units sold due to lack of access by customers to credit and financing plans.

The following table illustrates the key changes in revenues from North America and International sales:

	For the Year Ended December 31, (in thousands of dollars, except for percentages)
	2010	2009	2008
Revenues—North America	$1,149	$959	$1,103
Percent increase/(decrease)	19.8%	(13.1%)
Revenues—International	$2,267	$3,099	$4,537
Percent (decrease)	(26.8%)	(31.7%)

Total Professional Products Revenues	$3,416	$4,058	$5,640

Cost of Revenues

The following table illustrates cost of revenues from Radiancy’s two business segments for the periods listed below:

	For the Year Ended December 31, (in thousands of dollars)
	2010 (restated)	2009	2008
Consumer products	$15,089	$4,379	$5,390
Professional products	1,426	1,802	2,841

Total Cost of Revenues	$16,465	$6,181	$8,231

Consumer product cost of revenues for the year ended December 31, 2010 were $15.0 million, compared to $4.4 million for the year ended December 31, 2009. The $10.6 million increase, or approximately 243.4%, was mainly due to the increase in sales volumes in the direct to consumer sales channel. The direct to consumer sales channel has a lower cost of revenues compared to the other sales channels. Refer to the consumer products segment revenue per sales channel analysis above together with the gross margin percentage analysis per sales channel below. In addition, due to a significant increase in total sales volumes during the year ended December 31, 2010, the total overhead production cost per unit decreased as compared to the prior year period.

Consumer product cost of revenues for the year ended December 31, 2009 were $4.4 million, compared to $5.4 million for the year ended December 31, 2008. The $1.0 million decrease, or approximately 18.8%, was due to management’s efforts to significantly cut operating expenses based on the declining revenues over the prior year. This effort was partially offset by a change in the mix of revenues through the various channels. During the year ended December 31, 2009, there was an increase in revenues through distributors and a decrease in revenues through retailers compared to the year ended December 31, 2008. Refer to consumer products segment revenue per sales channel analysis above together with the gross margin percentage analysis per sales channel below.

Professional product cost of revenues during the year ended December 31, 2010 were $1.4 million, compared to $1.8 million for the year ended December 31, 2009. The $0.4 million decrease, or 20.9%, is mainly due to the decreases in sales volumes. The cost of revenues decreased at a similar rate of the decrease in revenues due to similar gross margin in both years.

Professional product cost of revenues during the year ended December 31, 2009 were $1.8 million, compared to $2.8 million for the year ended December 31, 2008. The $1.0 million decrease, or 36.6%, is mainly due to the decreases in sales volumes. Due to the declining sales volumes, management made efforts to cut operating costs during the year ended December 31, 2009 compared to the prior year. In addition, there was an increase in the direct sales to beauticians and physicians in North America from 16% of total professional revenues for the year ended December 31, 2008 to 20% of total professional revenues for the year ended December 31, 2009. Direct sales to beauticians and physicians in the U.S. have a higher gross margin than sales through distributors.

Gross Profit Analysis

Approximately 95% of Radiancy’s gross margin is derived from its consumer product segment. The following table analyzes changes in Radiancy’s gross margin for the periods presented below:

Company Profit Analysis	For the Year Ended December 31, (in thousands of dollars, except for percentages)
	2010 (restated)	2009	2008
Revenues	$70,071	$16,037	$21,537
Percent increase/(decrease)	336.9%	(25.5%)
Cost of revenues	16,465	6,181	8,231
Percent increase/(decrease)	166.4%	(24.9%)

Gross profit	$53,606	$9,856	$13,306
Gross margin percentage	76.5%	61.4%	61.8%

The primary reason for the changes in gross profit and the gross margin percentage for the year ended December 31, 2010, compared to the same period in 2009 was due to a change in the sales mix resulting from the increase in consumer products segment revenues, which have higher gross margins percentage than the professional products segment. Consumer product segment revenues were 95.1% of total revenues for the year ended December 31, 2010 compared to 74.7% of total revenues in the prior year. For 2010, the consumer products segment average gross margin percentage ranged from approximately 61% to 76% as compared to the professional products segment which have average gross margin percentage ranged from approximately 55% to 56%.

The primary reason for decrease in gross profit for the year ended December 31, 2009, compared to the same period in 2008 was due to a decrease in revenues. The gross margin percentage for the year ended December 31, 2009 compared to the same period in 2008 remained fairly constant were at 74.7% and 73.8% of total revenues for the years ended December 31, 2009 and 2008, respectively, due to similarity of the consumer segment revenues. The reasons for the increase in gross profit are discussed separately below in the discussions for the consumer product segment and professional product segment.

The following table analyzes the gross profit for Radiancy’s consumer products segment for the periods presented below:

Consumer Products Segment	For the Year Ended December 31, (in thousands of dollars, except for percentages)
	2010 (restated)	2009	2008
Revenues	$66,655	$11,979	$15,897
Percent increase/(decrease)	456.4%	(24.6%)
Cost of revenues	15,039	4,379	5,390
Percent increase/(decrease)	243.4%	(18.8%)

Gross profit	$51,616	$7,600	$10,507
Gross margin percentage	77.4%	63.4%	66.1%

The following table analyzes the gross margin percentage by sales channel for Radiancy’s consumer products segment for the periods presented below:

Consumer Products Segment by Sales Channel	For the Year Ended December 31,
	2010 (restated)	2009	2008
Direct to Consumer	87%	86%	N/A
Distributors	65%	58%	44%
Retailers	79%	69%	69%

Gross profit for the year ended December 31, 2010 increased by $44.0 million from the comparable period in 2009. The key factor for this increase was the successful launch in February 2010 of no!no! 8800 direct to consumer in North America via infomercial and online campaigns. The gross margin percentage on this revenue was approximately 87%.

Total gross margin percentage for the year ended December 31, 2010 was 77.4%, compared to 63.4% for the year ended December 31, 2009. The improvement in gross margin was due to changes in sales channel mix, mainly the increase of direct to consumer revenues in the year ended December 31, 2010 compared to the year ended December 31, 2009. Refer to consumer products segment revenue per sales channel analysis above. Due to a significant increase in total sales volumes, the overhead production cost per unit decreased for the year ended December 31, 2010 compared to the prior year. In addition, for both distributors and retailers channels, gross margin in the year ended December 31, 2010 was higher compared to the year ended December 31, 2009 due to a higher selling price of the no!no! 8800 compared to the no!no! Classic.

Gross profit for the year ended December 31, 2009 decreased by $2.9 million from the comparable period in 2008. The key factor for the decrease in gross profit was an overall decrease in sales volume. The decrease in gross margin was due to a decrease in sales volumes, which caused an increase to the overhead per unit

Gross margin percentage for the year ended December 31, 2009 was 63.4%, compared to 66.1% for the year ended December 31, 2008. The decrease of 2.7% in the gross margin was due to changes in the sales channel mix, mainly the increase in revenues through distributors and the decrease in the revenues through retailers in the year ended December 31, 2009 compared to the prior year. Refer to consumer products segment revenue per sales channel analysis above. In addition, the gross margin percentage on distributors revenues in the year ended December 31, 2009 increased compared to the prior year due to the fact that in the year ended December 31, 2008, 80% of distributors channel revenues were based on selling price marked in Australian dollars. The weakness of the Australian dollar resulted in lower gross margins for the year ended December 31, 2008 compared to the year ended December 31, 2009.

The following table analyzes the gross profit for Radiancy’s professional products segment for the periods presented below:

Professional Products Segment	For the Year Ended December 31, (in thousands of dollars, except for percentages)
	2010	2009	2008
Revenues	$3,416	$4,058	$5,640
Percent decrease	(15.8%)	(28.0%)
Cost of revenues	1,426	1,802	2,841
Percent decrease	(20.9%)	(36.6%)

Gross profit	$1,990	$2,256	$2,799
Gross margin percentage	58.3%	55.6%	49.6%

Gross profit decreased for this segment for the year ended December 31, 2010 from the comparable period in 2009 by $0.4 million. The key factor for the decrease was a decline in overall professional product revenues.

For the year ended December 31, 2010, the gross margin percentage was 58.3% compared to 55.6% for the year ended December 31, 2009. The key factor for the increase was a significant increase of revenues in the consumer segment which caused an overall reduction in overhead costs across all segments, including the professional segment.

Gross profit decreased for this segment for the year ended December 31, 2009 over the comparable period in 2008 by $0.5 million. The key factor for the decrease was a decline in overall professional product revenues.

For the year ended December 31, 2009, the gross margin percentage was 55.6% compared to 49.6% for the year ended December 31, 2008. The key factor for the increase was an effort by management to cut operating expenses during the year ended December 31, 2009 compared to the year ended December 31, 2008. In addition, there was an increase in the direct sales to beauticians and physicians in the U.S. from 16% of total professional revenues in the year ended December 31, 2008 to 20% of total professional revenues in the year ended December 31, 2009. Direct sales to beauticians and physicians in the U.S. have a higher gross margin than sales through distributors.

Research and Development Expenses

Research and development expenses for the year ended December 31, 2010 increased to $0.8 million from $0.7 million for the year ended December 31, 2009. The increase of 18% is directly related to additional expenses in R&D related to the development of additional products.

Research and development expenses for the year ended December 31, 2009 decreased to $0.7 million from $1.3 million for the year ended December 31, 2008. The decrease of 45% for the year ended December 31, 2009 was due to a strategic plan to cut expenses due to the decline in revenues.

Selling and Marketing Expenses

For the year ended December 31, 2010, selling and marketing expenses increased by $24.5 million, or approximately 503%, to $29.0 million from $4.5 million for the year ended December 31, 2009, for the following reasons:

•	The increase in absolute dollars is mainly due to a positive correlation between the total revenues and the selling and marketing expenses.

•

The successful launch in February 2010 of no!no! 8800 direct to consumer activities in North America via infomercial and online campaigns, which resulted in an increase in advertising, media buying, production of commercials and other related marketing expenses.

The increase in the percentage of selling and marketing expenses out of the total revenues is mainly due to increase of the direct to consumer advertising and selling activities (media buying, advertisement, public relations, production of commercials and relevant marketing materials). Media buying and advertising expenses in the year ended December 31, 2009 were 2.5% of total revenues compared to 18.1% of total revenues in the year ended December 31, 2010.

For the year ended December 31, 2009, selling and marketing expenses decreased by $1.9 million, or approximately 29%, to $4.5 million from $6.4 million for the year ended December 31, 2008, due to a strategic plan to cut expenses in response to a the decline in revenues.

General and Administrative Expenses

For the year ended December 31, 2010, general and administrative expenses increased to $5.6 million from $3.1 million primarily for the following reasons:

•	An increase in salaries and related costs of $1.2 million over the comparable prior year period due to increase in headcount and compensation.

•	An increase in bad and doubtful expenses of $1.3 million over the comparable prior year period due to the large increase in consumer product segment revenues, which have a higher rate of bad debt.

For the year ended December 31, 2009, general and administrative expenses increased to $3.1 million from $2.4 million for the year ended December 31, 2008, primarily for the following reasons:

•	An increase in salaries and related costs of $0.2 million over the comparable prior year period.

•	An increase in bad and doubtful expenses of $0.3 million over the comparable prior year period.

Financing Expense, Net

Net financing expense for the year ended December 31, 2010 increased to $283,000, as compared to net financing income of $65,000 for the year ended December 31, 2009. The increase of $348,000 in financing expenses is mainly due to an increase in exchange rate gains (losses), from net gains of $212,000 in the year ended December 31, 2009 to net loss of $192,000 in the year ended December 31, 2010. This change was due to currency fluctuation of the U.S. Dollar versus the New Israeli Shekels, the Euro, the GBP and the Australian Dollars. The functional currency of both Radiancy and Radiancy, Ltd. is the U.S. Dollar.

Net financing income for the year ended December 31, 2009 increased to $65,000, as compared to net financing expense of $526,000 for the year ended December 31, 2008. The decrease of $591,000 in financing expenses was mainly due to an increase in exchange rate gains (losses), from net losses of $525,000 in the year ended December 31, 2008 to net gains of $212,000 in the year ended December 31, 2009. This change was due to currency fluctuation of the U.S. Dollar versus the New Israeli shekels, Euro, GBP and Australian Dollars. The functional currency of both Radiancy and Radiancy, Ltd. is the U.S. Dollar.

Taxes on Income, Net

For the year ended December 31, 2010, net expenses from taxes on income increased to $6.3 million for the year ended December 31, 2009 from net income from taxes on income of $3.6 million for the year ended December 31, 2009 due to the fact that during 2009 Radiancy recognized deferred tax assets with respect to net operating losses which were utilized and recognized as expenses for the year ended December 31, 2010.

For the year ended December 31, 2009, a net income tax benefit of $3.6 million was recorded due to the fact that Radiancy recognized net operating losses in its deferred tax asset compared to $0.6 million net income tax expense which was recorded for the year ended December 31, 2008 and due to $0.5 million income tax expense resulting from prior years (tax assessment for Radiancy Ltd for the years 2003-2006).

Net Income

The factors discussed above resulted in a net income of $11.6 million for the year ended December 31, 2010 compared to $5.3 million for 2009. This represents an increase of 119%.

The factors discussed above resulted in a net income of $5.3 million for the year ended December 31, 2009 compared to $2.1 million for 2008. This represents a decrease of 147%.

Results of Operations for the Three and Nine Months Periods Ending September 30, 2011 and 2010

Revenues

The following table illustrates revenues from Radiancy’s two business segments for the periods listed below:

	For the Three Months Ended September 30, (in thousands of dollars) (unaudited)		Nine Months Ended September 30, (in thousands of dollars) (unaudited)
	2011	2010	2011	2010
Consumer products	$33,632	$27,330	$99,718	$45,031
Professional products	1,113	531	3,615	2,151

Total Revenues	$34,745	$27,861	$103,333	$47,182

Consumer Products Segment by Sales Channel

The following table illustrates the key changes in the components of the consumer products segment for the periods reflected per sales channel below:

	For the Three Months Ended September 30, (in thousands of dollars) (unaudited)		Nine Months Ended September 30, (in thousands of dollars) (unaudited)
	2011	2010	2011	2010
Direct to consumer	$18,615	$9,726	$57,945	$15,254
Distributors	8,492	16,141	26,033	25,374
Retailers and home shopping channels	6,525	1,463	15,740	4,403

Total Consumer Products Revenues	$33,632	$27,330	$99,718	$45,031

For the three months ended September 30, 2011, consumer products revenues were $33.6 million compared to $27.3 million in the three months ended September 30, 2010. This increase of 23.1% was mainly due to the following reasons:

•

Direct to Consumer - revenues for the three months ended September 30, 2011 were $18.6 million compared to $9.7 million for the three months ended September 30, 2010. The increase of 91.8% was mainly due to the successful launch in February 2010 of no!no! 8800 directly to consumers. Following this launch, the sales volume increased gradually during year 2010 and therefore revenues for the three months ended September 30, 2011 were higher than revenues for the three months ended September 30, 2010. In May 2011, Radiancy - launched the no!no! 8800 directly to consumers in the U.K. resulting in $1.4 million of additional revenues for three months ended September 30, 2011.

•

Distributors - revenues for the three months ended September 30, 2011 were $8.5 million compared to $16.1 million for the three months ended September 30, 2010. The decrease of 47.4% was mainly due to the increase in sales volumes to Radiancy’s Japanese distributor.

•

Retailers and Home Shopping Channels - revenues for the three months ended September 30, 2011 were $6.5 million compared to $1.5 million for the three months ended September 30, 2010. The increase of 346.0% was mainly due to the increases in sales volumes to Radiancy’s U.S. home shopping channel customers.

For the nine months ended September 30, 2011, consumer products revenues were $99.7 million compared to $45.0 million in the nine months ended September 30, 2010. This increase of 121.4% was mainly due to the following reasons:

•

Direct to Consumer - revenues for the nine months ended September 30, 2011 were $57.9 million compared to $15.2 million for the nine months ended September 30, 2010. The increase of 279.9% was mainly due to the successful launch in February 2010 of no!no! 8800 directly to consumers. Following this launch, the sales volumes increased gradually during year 2010 and therefore revenues for the nine months ended September 30, 2011 were higher than revenues for the nine months ended September 30, 2010. In May 2011, Radiancy launched the no!no! 8800 directly to consumers in the U.K. resulting in $2.1 million of additional revenues for nine months ended September 30, 2011.

•

Distributors—revenues for the nine months ended September 30, 2011 were $26.0 million compared to $25.4 million for the nine months ended September 30, 2010. The increase of 2.6%, was mainly due to the increase in sales volumes to Radiancy’s Australian distributor.

•

Retailers and Home Shopping Channels—revenues for the nine months ended September 30, 2011 were $15.7 million compared to $4.4 million for the nine months ended September 30, 2010. The increase of 257.5%, was mainly due to the increases in sales volumes to Radiancy’s U.S home shopping channel customers.

The following table illustrates the key changes mentioned above regarding sales in North America versus International markets:

	For the Three Months Ended September 30, (in thousands of dollars, except for percentages) (unaudited)		Nine Months Ended September 30, (in thousands of dollars except for percentages) (unaudited)
	2011	2010	2011	2010
Revenues North America	$23,305	$11,163	$70,056	$18,382
Percent increase	108.77%		281.11%
Revenues International	10,327	16,160	29,662	26,642
Percent increase	(36.10%)		11.34%

Total Consumer Products Revenues	$33,632	$27,323	$99,718	$45,024

Professional Products Segment

Professional products segment revenues include revenues derived from the sales of mainly Mistral, Kona, FSD, SpaTouch Elite and accessories. All the professional devices are sold to physicians, spas and beauty salons.

For the three months ended September 30, 2011, professional products revenues were $1.1 million compared to $0.5 million for the three months ended September 30, 2010, an increase of 109.6%. For the nine months ended September 30, 2011, professional products revenues were $3.6 million compared to $2.1 million for the nine months ended September 30, 2010, an increase of 68.1%. Both increases above were primarily due to an increase in sales volumes (mainly in North America) due to the improvement of access by customers to credit and financing plans.

The following table illustrates the key changes in revenues from North American versus International sales:

	For the Three Months Ended September 30, (in thousands of dollars, except for percentages) (unaudited)		Nine Months Ended September 30, (in thousands of dollars except for percentages) (unaudited)
	2011	2010	2011	2010
Revenues North America	$655	$290	$1,752	$800
Percent increase	125.86%		119.00%
Revenues International	$458	$241	1,863	1,351
Percent increase	90.04%		37.90%

Total Professional Products Revenues	$1,113	$531	$3,615	$2,151

Cost of Revenues

The following table illustrates cost of revenues from Radiancy’s two business segments for the periods listed below:

	For the Three Months Ended September 30, (in thousands of dollars) (unaudited)		Nine Months Ended September 30, (in thousands of dollars) (unaudited)
	2011	2010	2011	2010
Consumer products	$7,719	$6,414	$18,721	$11,998
Professional products	423	314	1,333	988

Total cost of revenues	$8,142	$6,728	$20,054	$12,986

Consumer product cost of revenues for the three months ended September 30, 2011 were $7.7 million, compared to $6.4 million for the three months ended September 30, 2010, a $1.3 million increase, or 20.3%, Consumer product cost of revenues for the nine months ended September 30, 2011, were $18.7 million, compared to $12.0 million for the nine months ended September 30, 2010, a $6.7 million increase, or 56.0%. These increases were mainly due to an increase in sales volumes in the direct to consumer sales channel for the three and nine months ended September 30, 2011, compared to the prior year periods. The direct to consumer sales channel has a lower cost of revenues compared to the other sales channels. Refer to consumer products segment revenue per sales channel analysis above together with the gross margin percentage analysis per sales channel below. In addition, due to significant increase in total sales volumes, the overhead production cost per unit decreased in the three and nine months ended September 30, 2011.

Professional product cost of revenues for the three months ended September 30, 2011 were $0.4 million, compared to $0.3 million for the three months ended September 30, 2010. The increase was mainly due to an increase in sales volumes for the respective periods. Professional product cost of revenues for the nine months ended September 30, 2011, were $1.2 million, compared to $1.0 million for the nine months ended September 30, 2010. The increase of absolute dollar amount was mainly due to an increase in sales volumes for the respective periods. The increases in cost of revenues were lower than the increase in revenues due to the fact that the total revenues increased significantly which caused an overall reduction in the overhead production costs per unit.

Gross Profit Analysis

The following table analyzes changes in Radiancy’s gross margin for the periods presented below:

	Three Months Ended September 30, (in thousands of dollars except for percentages) (unaudited)		Nine Months Ended September 30, (in thousands of dollars except for percentages) (unaudited)
	2011	2010	2011	2010
Revenues	$34,745	$27,861	$103,333	$47,182
Percent increase	24.71%		119.01%
Cost of revenues	8,142	6,728	20,054	12,986
Percent increase	21.02%		54.43%

Gross profit	$26,603	$21,133	$83,279	$34,196
Gross margin percentage	76.57%	75.85%	80.59%	72.48%

For the three and nine months ended September 30, 2011 approximately 97% of Radiancy’s gross margin was derived from its consumer product segment.

The following table analyzes the gross profit for Radiancy’s consumer products segment for the periods presented below:

Consumer products Segment	For the Three Months Ended September 30, (in thousands of dollars, except for percentages) (unaudited)		Nine Months Ended September 30, (in thousands of dollars except for percentages) (unaudited)
	2011	2010	2011	2010
Revenues	$33,632	$27,330	$99,718	$45,031
Percent increase	23.06%		121.44%
Cost of revenues	7,719	6,414	18,721	11,998
Percent increase	20.35%		56.03%

Gross profit	$25,913	$20,916	$80,997	$33,033
Gross margin percentage	77.05%	76.53%	81.23%	73.36%

The following table analyzes the gross margin percentage by sales channels for Radiancy’s consumer products segment for the periods presented below:

Consumer Products Segment by Sales Channel	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
Direct to consumer	86%	87%	87%	87%
Distributors	60%	62%	63%	61%
Retailers and home shopping channels	79%	80%	81%	80%

Gross profit for the three and nine months ended September 30, 2011 increased by $5.0 million and $48.0 million, respectively, from the comparable periods in 2010 respectively, due to an increase in sales volumes mainly in the direct to consumer channel in North America via infomercial and online campaigns.

Total gross margin percentage during the three and nine months ended September 30, 2011 were 77.0% and 81.1%, respectively, compared to 76.7% and 73.4%, respectively, for the comparable periods in 2010. The improvement in gross margin percentage was due to:

•

Changes in the sales channel mix. There was a significant increase of revenues derived from the direct to consumer channel within the total consumer products segment. For the three months ended September 30, 2011 compared to the same period in 2010, the revenue from the direct to consumer channel increased from 34.9% to 53.6% of total revenues. For the nine months ended September 30, 2011 compared to the same period in 2010, the revenue from the direct to consumer channel increased from 32.3% to 56.1% of total revenues.

•

The gross margin percentage on direct to consumer channel is the highest among Radiancy’s sales channels and amounted to approximately 86% and 87% for the three and nine months ended September 30, 2011, respectively.

•

On June 30, 2011, the Board of Directors of Radiancy approved a grant to certain executives and employees options that cause an expense of $210,000 for both the three and nine months ended September 30, 2011 (in addition please refer to Note 3 of the September 30, 2011 Financial Statements attached).

The following table analyzes the gross profit for Radiancy’s professional products segment for the periods presented below:

Professional Products Segment	For the Three Months Ended September 30, (in thousands of dollars, except for percentages) (unaudited)		Nine Months Ended September 30, (in thousands of dollars except for percentages) (unaudited)
	2011	2010	2011	2010
Revenues	$1,113	$531	$3,615	$2,151
Percent increase	109.60%		68.06%
Cost of revenues	423	314	1,333	988
Percent increase	34.71%		34.92%

Gross profit	$690	$217	$2,282	$1,163
Gross margin percentage	61.99%	40.87%	63.13%	54.07%

Gross profit increased for this segment for the three and nine months ended September 30, 2011 from the comparable period in 2010 by $0.6 million and $1.2 million, respectively. The key factor for the increase was an increase in sales volumes.

For the three months ended September 30, 2011, the gross margin percentage was 61.99% compared to 40.87% for the three months ended March 31, 2010. For the nine months ended September 30, 2011, the gross margin percentage was 63.13% compared to 54.07% for the nine months ended September 30, 2010. The key factor for the increase in gross margin percentage for the three and nine-month periods were due to the fact that the total revenues increased significantly which caused an overall reduction in the overhead production costs per unit.

Research and Product Development

Research and product development expenses for the three months ended September 30, 2011 increased to $281,000 from $236,000 for the three months ended September 30, 2010, an increase of 19.0%. Research and product development expenses for the nine months ended September 30, 2011, an increase to $700,000 from $569,000 for the nine months ended September 30, 2010 increase of 23.0%. These increases were directly related to additional expenses in R&D related to the development of additional products.

Selling and Marketing Expenses

For the three months ended September 30, 2011, selling and marketing expenses increased to $15.5 million from $9.8 million for the three months ended September 30, 2010, an increase of $5.7 million or 58.2%. For the three months ended September 30, 2011, the percentage of selling and marketing expenses to the total revenues increased to 44.5% from 35.1% for the three months ended June 30, 2010, an increase of 9.4%.

For the nine months ended September 30, 2011, selling and marketing expenses increased to $45.5 million from $15.9 million for the nine months ended September 30, 2010, an increase of $29.6 million or 187.0%. For the nine months ended September 30, 2011, the percentage of selling and marketing expenses to the total revenues increased to 44.0% from 33.6% for the three months ended September 30, 2010, an increase of 10.4%.

These increases were due to the following reasons:

•	The increase in absolute dollars was mainly due to a positive correlation between the total revenues and the selling and marketing expenses.

•

The successful no!no! 8800 direct to consumer activities in North America via infomercial and online campaigns, which resulted in an increase in advertising, media buying, production of commercials and other related marketing expenses.

General and Administrative Expenses

For the three months ended September 30, 2011, general and administrative expenses increased to $4.5 million from $1.7 million for the three months ended September 30, 2010 an increase of $2.8 million. For the nine months ended September 30, 2011, general and administrative expenses increased to $36.3 million from $3.2 million for the nine months ended September 30, 2010, an increase of $33.1 million. These increases were mainly due to:

1. Stock based compensation expense of $1 million for the three months ended September 30, 2011 and $28.1 million for the nine months ended September 30 including the cash bonus of $12.3 million as described below (in addition please refer to Note 3 of the September 30, 2011 Financial Statements attached):

On June 30, 2011, the Radiancy board of directors authorized its Chairman to award its Chief Executive Officer (i) a stock award of up to 1,017,065 shares of Radiancy’s common stock and (ii) a $12.3 million cash bonus as a “gross-up” for reimbursement of tax payments (tax obligations, withholdings and other tax-related liabilities in connection with the stock bonus and cash award). On June 30, 2011, the full 1,017,065 shares and the cash bonus as a “gross-up” for reimbursement of tax payments were awarded by the Chairman.

In addition, on June 30, 2011, the Radiancy board of directors approved a grant of 732,292 stock options at an exercise price of $ 0.01 to certain directors, executives and employees of Radiancy, to purchase shares of Radiancy’s common stock (each option is exercisable for one share of common stock). The contractual term of each option is 10 years from the date of grant.

The remaining grants to directors and executives in an aggregate total amount of $4.7 million will be recorded in general and administrative expense as stock based compensation expense over future periods.

2. An expense of $1 million for the three months and the nine months ended September 30, 2011 was recorded following the merger agreement with PhotoMedex, Inc. According to a settlement agreement between

Radiancy and Mr. Shalev and Dr. Azar (“former employees”) from August 7, 2006, the former employees are entitled to a conditional one time payment of $1 million to be paid by Radiancy, in an Exit event. An Exit event means any event and/or series of events within the scope of which a majority of the Controlling Stockholders sells most of its shares in Radiancy to another for money or negotiable money’s worth. For example, sale of shares on a merger in consideration for shares in the merged Company will not constitute Exit as long as the shares received in the merged Company are nonnegotiable. Furthermore, Exit also means any event in which Radiancy or the Subsidiary sells its main activity or assets or its rights in intellectual property (including patents, designs, trademarks or any other intellectual property right, either registered or unregistered).

Financing Income (Expenses), Net

Net financing expenses for the three months ended September 30, 2011 increased to $91,000, as compared to net financing expense of $25,000 for the three months ended September 30, 2010. The increase of $66,000 in net financing expenses was mainly due to changes in the exchange rate gains/losses, from gains of $72,000 in the three months ended September 30, 2010 to losses of $52,000 in the three months ended September 30, 2011. This change was due to currency fluctuation of the U.S. Dollar versus the New Israeli Shekels, the Euro, the GBP and the Australian Dollar. The functional currency of both Radiancy and Radiancy Ltd is the U.S. Dollar.

Net financing income for the nine months ended September 30, 2011 amounted to $101,000, as compared to net financing expense of $292,000 for the nine months ended September 30, 2010. The increase of $393,000 in net financing income was mainly due to changes in the exchange rate gains/losses, from losses of $172,000 in the nine months ended September 30, 2010 to gains of $119,000 in the nine months ended September 30, 2011. This change was due to currency fluctuation of the U.S. Dollar versus the New Israeli Shekel, the Euro, the GBP and the Australian Dollar. The functional currency of both Radiancy and Radiancy Ltd is the U.S. Dollar.

Taxes on Income, Net

For the three months ended September 30, 2011, net income from taxes on income decreased to $2.0 million as compared to net income from taxes on income of $3.5 million for the three months ended September 30, 2010. This decrease was mainly due the fact that for the three months ended September 30, 2011 Radiancy recorded an income before tax of $6.2 million as compared to income before tax of $9.4 million for the period and for the three months ended September 30.

For the nine months ended September 30, 2011, net income from taxes on income amounted to $1.4 million as compared to net expenses from taxes on income of $5.6 million for the three months ended September 30, 2010. This change was mainly due the fact that for the nine months ended September 30, 2011 Radiancy recorded an income before tax of $0.9 million as compared to income before tax of $14.3 million for the period and for the nine months ended September 30.

Net Income (Loss)

The factors discussed above resulted in a net income of $4.2 million during the three months ended September 30, 2011, as compared to a net income of $5.8 million during the three months ended September 30, 2010.

The factors discussed above resulted in a net income of $2.3 million during the nine months ended September 30, 2011, as compared to a net income of $8.7 million during the nine months ended September 30, 2010.

Liquidity and Capital Resources

At September 30, 2011, Radiancy’s current ratio was 3.51 compared to 2.65 at December 31, 2010. As of September 30, 2011 Radiancy had $47.7 million of working capital compared to $27.5 million as of December 31, 2010. Cash and cash equivalents were $32.8 million as of September 30, 2011, as compared to $7.6 million as of December 31, 2010. Additionally as of September 30, 2011, Radiancy had $0 million of short-term deposits compared to $14.5 million as of December 31, 2010.

Net cash and cash equivalents provided by operating activities was $11.0 million for the nine months ended September 30, 2011 compared to $14.4 million for the nine months ended September 30, 2010. The decrease was mainly due to decrease in net income for the period, decrease in deferred income taxes and decrease in other current liabilities, but was partially offset due to the increase in stock based compensation and increase in allowance for doubtful debts.

Net cash and cash equivalents provided by investing activities was $14.2 million for the nine months ended September 30, 2011 compared to net cash and cash equivalents used of $0.2 million for the nine months ended September 30, 2010. This was mainly due to decrease in short term deposit.

Net cash and cash equivalents provided by financing activities was $0 for the nine months ended September 30, 2011 and 2010.

Radiancy believes its existing balances of cash and cash equivalents and short-term deposits will be sufficient to satisfy its working capital needs, capital asset purchases, outstanding commitments and other liquidity requirements associated with its existing operations over the next 12 months.

Following the grant of 1,017,065 shares to Radiancy’s Chief Executive Officer on June 30, 2011, the $12.3 million cash bonus as a “gross-up” for reimbursement of tax payments (tax obligations, withholdings and other tax-related liabilities in connection with the stock bonus and cash award) was paid during July by Radiancy from its cash and cash equivalents. Pursuant to the terms of the merger agreement dated as of October 31, 2011 by and among Radiancy, PhotoMedex, and PHMD Merger Sub, Inc., Radiancy was required to pay PhotoMedex $20.00 million upon the closing of the merger. Radiancy funded such payment from its cash and cash equivalents and its short term deposits.

Contractual Obligations

Set forth below is a summary of Radiancy’s current obligations as of December 31, 2010 to make future payments due by the period indicated below, excluding payables and accruals. Radiancy expects to be able to meet its obligations in the ordinary course.

	Payments due by period (in thousands of dollars)
Contractual Obligations	Total	Less than 1 year	1–3 years	4–5 years
Purchase commitments (1)	$8,667	$8,667	$—	$—
Rental obligations	447	381	66	—
Other long-term liabilities	443	443	—	—

Total	$9,557	$9,491	$66	$—

(1)	Purchase commitments are purchase orders made in the normal course of business from vendors regarding purchase of inventory to be provided after December 31, 2010.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements and Radiancy does not participate in transactions that generate relationships with entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

Impact of Inflation

Radiancy has not operated in a highly inflationary period, and it does not believe that inflation has had a material effect on our sales or expenses.